Exhibit 99.1

Cambrex Announces Completion of Acquisition by the Permira Funds

December 4, 2019

EAST RUTHERFORD, N.J., Dec. 04, 2019 (GLOBE NEWSWIRE) — Cambrex Corporation (NYSE: CBM), the leading small molecule company providing drug substance, drug product and analytical services across the entire drug lifecycle, today announced the completion of its previously announced sale to an affiliate of the Permira funds.

The Permira funds’ investment will support the ongoing growth of Cambrex’s integrated services offering by enhancing the company’s ability to service its global customer base, and broadening its capabilities to provide additional world class services to support the analysis, development and manufacturing – from preclinical through commercial phases – of drug substances and products.

“The completion of this transaction kicks off the next exciting phase of growth for our company,” commented Steve Klosk, President and CEO of Cambrex. “We look forward to working with the Permira team to further enhance our best-in-class capabilities, strengthen our market-leading position, and broaden and deepen our customer relationships.”

Cambrex today also announced the appointment of Wayne Hewett as Chairman of the Board of Directors. Mr. Hewett is a seasoned industry executive with deep operational and leadership experience across multiple industries. He currently serves as the Chairman of DiversiTech, a Permira portfolio company, and is a board member of Wells Fargo and The Home Depot.

About Cambrex

Cambrex is the leading small molecule company that provides drug substance, drug product and analytical services across the entire drug lifecycle. The company provides customers with an end-to-end partnership for the research, development and manufacture of small molecule therapeutics. With over 35 years’ experience and a growing team of over 2,000 experts servicing global clients from sites in North America and Europe, Cambrex is a trusted partner in branded and generic markets for API and dosage form development and manufacturing.

Cambrex offers a range of specialist drug substance technologies and capabilities including biocatalysis, continuous flow, controlled substances, solid state science, material characterization and highly potent APIs. In addition, Cambrex can support conventional dosage forms including oral solids, semi-solids and liquids and has the expertise to manufacture specialist dosage forms such as modified-release, fixed dose combination, pediatric, bi-layer tablets, stick packs, topicals, controlled substances, sterile and non-sterile ointments.

For more information, please visit www.cambrex.com

About Permira

Permira is a global investment firm. Founded in 1985, the firm advises funds with a total committed capital of approximately US$48bn (€44bn) and makes long-term investments, including majority control investments as well as strategic minority investments, in companies with the objective of transforming their performance and driving sustainable growth. The Permira funds have made over 250 private equity investments in five key sectors:

Technology, Consumer, Financial Services, Industrial Tech and Services, and Healthcare. Permira employs over 250 people in 14 offices across Europe, North America, and Asia.

For more information, please visit: www.permira.com

Cambrex Contact:	Stephanie LaFiura

Investor Relations Associate

Tel: +1 (201) 804 3037

Email: stephanie.lafiura@cambrex.com

Permira Contact:	Nina Suter

Head of Communications

Tel: +44 207 9594037

Email: Nina.suter@permira.com

Brooke Gordon / Devin Broda / Julie Rudnick

Tel: +1 (212) 687 8080

Permira-SVC@SARDVERB.com